3: The SmallCap Fund 10F3

The SmallCap Fund 10F3

Transactions Q2 2001

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	FMC Technologies	Oil States International	Universal Compression
Underwriters	Merrill Lynch, CS First Boston, Salomon Brothers, Banc of America Securities, DB Alex. Brown	Merrill Lynch, Credit Suisse First Boston, Simmons & Co.	Merrill Lynch, Salomon Smith Barney, Deutsche Banc Alex. Brown, First Union Securities, Wasserstein Perella
Yrs of continuous operation, including predecessors	>3	>3	>3
Security	FTI	OIS	UCO
Is the affiliate a manager or co-manager of offering?	No	No	Yes
Name of underwriter or dealer from which purchased	Merrill Lynch	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	6/14/2001	2/8/2001	5/23/2000
Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of a ny concurrent public offering	$ 221,000,000	$ 90,000,000	$ 154,000,000
Total	$ 221,000,000	$ 90,000,000	$ 154,000,000
Public offering price	$ 20.00	$ 9.00	$ 22.00
Sale Price / 1st day close	$ 2.00 (1st Day Close) +10%	n/a	N/a
Unrealized gain/loss as of 6/30	$ 6,110 $ 20.65 (+3.3%)	n/a	n/a
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 1.25 (6.25%)	$ 0.63 (7%)	$ 1.485 (6.75%)
Shares purchased	9,400	n/a	n/a
Amount of purchase	$ 188,000.00	n/a	n/a
% of offering purchased by fund	0.085%	n/a	n/a
% of offering purchased by associated funds*	0.170%	n/a	n/a
Total (must be less than 25%)	0.255%	n/a	n/a
*Small Cap Active Equity